EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statements on Form S-8 (Nos. 333-150066, 333-167914, 333-174828, 333-195929, 333-195930, 333-217090, 333-226872 and 333-232146) of InfuSystem Holdings, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

March 27, 2020